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                             LEGAL & COMPLIANCE, LLC

LAURA ANTHONY, ESQUIRE
STUART REED, ESQUIRE                                 WWW.LEGALANDCOMPLIANCE.COM

                                                    DIRECT E-MAIL:
                                                LAURAANTHONYPA@AOL.COM


January 31, 2006

Board of Directors
IElement Corporation
17194 Preston Rd Suite 102
PO BOX 341
Dallas, TX 75248

Re:  Registration Statement on Form SB-2

Dear Board Members:

We have acted as counsel to IElement Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of a total of 112,700,329 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), as described below. A registration statement on Form SB-2 has been filed with the Securities and Exchange Commission (file no. 333-_____________) on or about January 31, 2006 (the "Registration Statement").

The Registration Statement seeks the registration of 112,700,329 shares of the Common Stock (the "Registered Shares"). The Registered Shares are to be offered to the public by the Company on a best efforts basis without the use of any underwriters.

In connection with rendering this opinion we have examined executed copies of the Registration Statement and all exhibits thereto. We have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as we deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, we have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as we have deemed necessary for the opinion expressed herein, and we have relied, to the extent we deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

          330 CLEMATIS STREET, #217 o WEST PALM BEACH, FLORIDA o 33401
                    o PHONE: 561-514-0936 o FAX 561-514-0832
                   OFFICES IN WEST PALM BEACH AND MIAMI BEACH

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Board of Directors
IElement Corporation
January 31, 2006


Furthermore, in rendering my opinion, we have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, we are of the opinion that the Registered Shares have each been duly authorized for issuance and sale, and when sold and issued against payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable under the laws of the State of Nevada, including statutory provisions, all applicable provisions of the Nevada Constitution and reporting judicial decisions interpreting those laws.

We hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Legal & Compliance, LLC


By: /s/ Laura Anthony
   ---------------------------
    Laura Anthony, President



          330 CLEMATIS STREET, #217 o WEST PALM BEACH, FLORIDA o 33401
                    o PHONE: 561-514-0936 o FAX 561-514-0832
                   OFFICES IN WEST PALM BEACH AND MIAMI BEACH